Exhibit 99.1

cesca therapeutics REPORTS THIRD QUARTER FISCAL 2016 RESULTS AND PROVIDES BUSINESS UPDATE

Management to Hold Conference Call Today at 2:00pm Pacific (5:00pm Eastern)

Rancho Cordova, CA, May 12, 2016 – Cesca Therapeutics Inc. (NASDAQ: KOOL), an autologous cell-based regenerative medicine company, today reported financial results for the third quarter of fiscal 2016 and provided an update to investors that included the status of clinical initiatives, with a particular emphasis on the Company’s critical limb ischemia (CLI) program. The Company expects to submit an Investigational Device Exemption (IDE) supplement to the FDA at the end of the month detailing a range of changes to the pivotal CLI trial design and amendments to its CLI study protocol. The supplement will touch on, among other things, study end-points, the statistical analysis plan, the required patient enrollment totals for both the treatment arm and the control arm, patient inclusion/exclusion criteria and protocol changes designed to enhance patient enrollment.

Cesca had earlier been granted IDE approval by the FDA for a 224 patient, randomized, double blinded, placebo controlled pivotal study at up to 60 sites, for the treatment of Rutherford category 5 CLI patients using the Company’s proprietary SurgWerksTM-CLI system. However Cesca subsequently has deferred the commencement of the trial pending approval by the FDA of the enhancements to be proposed in the supplement.

“The upcoming submission of our IDE Supplement will mark a significant milestone in our SurgWerks™-CLI development program,” said Cesca Therapeutics’ CEO, Robin Stracey. “Over the last several months we have re-evaluated all elements of the previously-approved IDE and have now modified it in a way that we believe enhances the prospects for a successful pivotal trial outcome and ultimately a compelling commercial product. We look forward to initiating the supplement review process with the FDA and sharing additional details about anticipated changes to our program in the coming weeks.”

Third Quarter Fiscal 2016 Financial Results

The Company reported revenues for the quarter ended March 31, 2016 of $2.8 million, compared to $4.0 million for the quarter ended March 31, 2015, a decrease of $1.2 million. Primary contributors to the decline were AXP consumables as a result of an offset in the timing of scheduled orders between quarters this year compared to the corresponding quarters of the prior year from one of the Company’s major distributors in Asia, and Res-Q BMC, as a result of reductions in purchases by the Company’s largest distributor following Cesca’s decision in June 2015 to withdraw the product from the United States market on or before May 31, 2016.

Gross profit was $0.4 million or 14% of net revenues for the quarter ended March 31, 2016, compared to $1.1 million or 28% for the corresponding quarter in 2015. The decline in gross profit between the reporting periods was primarily attributable to changes in the mix of products sold and the establishment of a provision for losses on non-cancelable purchase commitments to a vendor.

Operating expenses for the quarter ended March 31, 2016 were $3.1 million, compared to $6.0 million for the corresponding quarter in 2015. General and Administrative expenses decreased by nearly $1.6 million, attributable primarily to a reduction in legal expenses of approximately $1.0 million linked to the 2015 settlement of certain patent litigation cases. Research and development expenses decreased by just over $1.0 million, primarily as a result of lower personnel costs following the Company’s September 2015 restructuring initiative and reduced spending associated with its clinical programs.

The net loss from operations for the quarter ended March 31, 2016 was $2.7 million compared to $4.8 million for the quarter ended March 31, 2015, an improvement of over $2 million. However, reported net loss for the quarter ended March 31, 2016 was $10.9 million, compared to $4.8 million for the same prior year period, an increase of $6.1 million. The difference between net loss from operations and the reported net loss is attributable to the inclusion of one-time charges of almost $7.0 million associated with the refinancing of the Company’s $5.5 million, thirty-year debentures and a loss on the cashless exercise of warrants.

Adjusted EBITDA loss was $2.3 million for the quarter ended March 31, 2016 compared to $4.1 million for the corresponding quarter in 2015. The decrease in the adjusted EBITDA loss was the result of the decreased loss from operations as already described.

Cash and cash equivalents were $7.2 million as of March 31, 2016, which the Company believes is sufficient to sustain its operations for at least the next 12 months.

Conference Call and Webcast

Management will hold a conference call today at 2:00pm Pacific (5:00pm Eastern) to review the third quarter fiscal 2016 financial results and provide a business update.

Conference call details:

Dial-in (U.S.):	1-800-860-2442
Dial-in (Internationally):	1-412-858-4600
Conference Name:	“Cesca”

To listen to the audio webcast of the call during or after the event, please visit http://services.choruscall.com/links/kool160512

An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days.

To access the replay:

Access number (U.S.):	1-877-344-7529
Access number (Internationally)	1-412-317-0088
Conference ID#:	10084329

About Cesca Therapeutics Inc.

Cesca Therapeutics Inc. (www.cescatherapeutics.com) is engaged in the research, development, and commercialization of cellular therapies and delivery systems for use in regenerative medicine. The Company is a leader in the development and manufacture of automated blood and bone marrow processing systems that enable the separation, processing and preservation of cell and tissue therapeutics. These include:

●

The SurgWerks™ System (in development) - a proprietary system comprised of the SurgWerks Processing Platform, including devices and analytics, and indication-specific SurgWerks Procedure Kits for use in regenerative stem cell therapy at the point-of-care for vascular and orthopedic diseases.

●	The CellWerks™ System (in development) - a proprietary cell processing system with associated analytics for intra-laboratory preparation of adult stem cells from bone marrow or blood.
●	The AutoXpress® System (AXP®) - a proprietary automated device and companion sterile disposable for concentrating hematopoietic stem cells from cord blood.
●	The MarrowXpress™ System (MXP™) - a derivative product of the AXP and its accompanying sterile disposable for the isolation and concentration of hematopoietic stem cells from bone marrow.
●	The BioArchive® System - an automated cryogenic device used by cord blood banks for the cryopreservation and storage of cord blood stem cell concentrate for future use.
●	Manual bag sets for use in the processing and cryogenic storage of cord blood.

Forward-Looking Statements and Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release includes statements of future expectations and other forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current views and assumptions, speak only as of the date hereof and are subject to change. Forward-looking statements can often be identified by words such as “will”, “may,” “could,” “expects,” and similar expressions and include, but are not limited to, statements regarding research, regulatory submissions and regulatory approvals. These forward-looking statements are not guarantees of future results and are subject to known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially and adversely from those expressed or implied in such statements. A more complete description of risks that could cause actual events to differ from the outcomes predicted by these forward-looking statements is set forth under the caption "Risk Factors" in our Annual Report on Form 10-K, in our Quarterly Reports on Form 10-Q, and in other reports filed with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements. We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by law.

Company Contact: Cesca Therapeutics Inc.

ir@cescatherapeutics.com

Investor Contact: The Ruth Group

Lee Roth / Tram Bui

646-536-7012 / 7035

lroth@theruthgroup.com / tbui@theruthgroup.com

Financials

Cesca Therapeutics Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)	March 31, 2016	June 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$7,247	$3,357
Accounts receivable, net	4,038	5,133
Inventories	3,524	4,598
Prepaid expenses and other current assets	262	163

Total current assets	15,071	13,251

Equipment, net	3,102	2,937
Goodwill	13,195	13,195
Intangible assets, net	20,932	21,295
Other assets	79	79

Total assets	$52,379	$50,757

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,341	$5,079
Other current liabilities	2,567	2,867

Total current liabilities	5,908	7,946

Long-term liabilities	10,688	7,909

Stockholders' equity	35,783	34,902

Total liabilities and stockholders’ equity	$52,379	$50,757

Cesca Therapeutics Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands)	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015

Net revenues	$2,832	$4,042	$8,949	$12,340

Cost of revenues	2,424	2,899	7,146	8,470

Gross profit	408	1,143	1,803	3,870

Expenses:

Sales and marketing	537	787	1,696	2,315

Research and development	708	1,712	2,451	4,731

General and administrative	1,904	3,480	6,279	9,300

Total operating expenses	3,149	5,979	10,426	16,346

Loss from operations	(2,741)	(4,836)	(8,623)	(12,476)

Amortization of debt discount	(5,137)	--	(5,189)	--
Fair value change of derivative instruments	(454)	--	3,152	--
Registration rights liquidated damages	--	--	(1,100)	--
Loss on cashless exercise of warrants	(475)	--	(1,039)	--
Loss on extinguishment of debt	(795)	--	(795)	--
Loss on modification of Series A warrants	(149)	--	(149)	--
Interest and other	(1,122)	25	(1,151)	(2)
Net loss	$(10,873)	$(4,811)	$(14,894)	$(12,478)

COMPREHENSIVE LOSS
Net loss	$(10,873)	$(4,811)	$(14,894)	$(12,478)
Other comprehensive income:
Foreign currency translation adjustments	(3)	21	(27)	(48)
Comprehensive loss	$(10,876)	$(4,790)	$(14,921)	$(12,526)

Cesca Therapeutics Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)	Nine Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net cash used in operating activities	$(8,349)	$(9,315)

Cash flows from investing activities:
Capital expenditures	(602)	(544)

Cash flows from financing activities:
Gross proceeds from convertible debentures	18,000	--
Payment of financing cost-convertible debentures	(961)	--
Repayment of convertible debentures	(6,444)	--
Payment to extinguish derivative obligations	(159)	--
Payments on capital lease obligations	(46)	(39)
Proceeds from issuance of common stock, net	2,463	--
Repurchase of common stock	(5)	(97)

Net cash provided by (used in) financing activities	12,848	(136)

Effects of foreign currency rate changes on cash and cash equivalents	(7)	(24)
Net increase (decrease) in cash and cash equivalents	3,890	(10,019)

Cash and cash equivalents at beginning of period	3,357	14,811
Cash and cash equivalents at end of period	$7,247	$4,792

Cesca Therapeutics Inc.

Adjusted EBITDA

(Unaudited)

(in thousands)	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
Loss from operations	$(2,741)	$(4,836)	$(8,623)	$(12,476)

Add:

Depreciation and amortization	217	346	876	1,013

Stock-based compensation expense	247	290	551	966

Impairment of intangible asset	--	117	--	117

Adjusted EBITDA loss	$(2,277)	$(4,083)	$(7,196)	$(10,380)